Exhibit 99.2

Summary of Unaudited Pro Forma Financial Statements

The following pro forma information should be read in conjunction with the consolidated balance sheets of Tortoise Capital Resources Corporation as of November 30, 2011, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended November 30, 2011, and the notes thereto. The consolidated financial statement of Tortoise Capital Resources Corporation  as of the year ended November 30, 2011 and the consolidated financial statements as of and for the year ended November 30, 2011 have been included in Tortoise Capital Resources Corporation ’s prior filings with the SEC. In addition, this pro forma information should be read in conjunction with the statements of revenues over certain expenses and the notes thereto of the Eastern Interconnect Project Trust, which are included herein.

The unaudited pro forma statements of operations for the year ended November 30, 2011, have been prepared to give effect to the acquisition of the Eastern Interconnect Project Trust on June 30, 2011, as if the acquisition had occurred on December 1, 2010.

These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition of the Eastern Interconnect Project Trust been consummated as of December 1, 2010.

(1) Income related to Eastern Interconnect Project's leased property is recognized on a straight-line basis over the term of the lease when collectability is reasonably assumed.  Rental payments on the leased property are typically received on a semi-annual basis and are included as lease income within the adjustment and proforma Lease income.

(2) Depreciation is computed using the straight-line method over the estimated useful life of the asset.

(3) Interest expense related to the Eastern Interconnect Project debt is accrued as incurred, paid on a semi-annual basis, as presented in the adjustment and proforma Interest expense.